                                                                    EXHIBIT 99.1

      INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT
                                   SCHEDULE

     The following Consolidated Financial Statements, Financial Statement Schedule and Independent Accountants' Reports are included herein on the pages indicated:

                                                                                         Page
                                                                                         ----

Reports of Independent Accountants.....................................................   F-2

Consolidated Balance Sheets as of December 31, 1999 and 1998...........................   F-4

Consolidated Statements of Operations for the years ended December 31, 1999,
    1998 and 1997......................................................................   F-5

Consolidated Statements of Shareholders' Equity for the years ended December 31, 1999,
    1998 and 1997......................................................................   F-6

Consolidated Statements of Cash Flows for the years ended December 31, 1999
    1998 and 1997......................................................................   F-7

Notes to Consolidated Financial Statements for the years ended December 31, 1999
    1998 and 1997......................................................................   F-8

Schedule II - Valuation and Qualifying Accounts........................................  F-25


                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Eltrax Systems, Inc.:

     In our opinion, based on our audits and the report of other auditors as referred to below, the financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Eltrax Systems, Inc. and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. In addition, in our opinion, the financial statement schedule listed in the accompanying index, presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. The consolidated financial statements give retroactive effect to the merger of Sulcus Hospitality Technologies Corp. ("Sulcus") consummated on March 26, 1999 in a transaction accounted for as a pooling of interests, as described in Note 3 to the consolidated financial statements. We did not audit the financial statements of Sulcus, which reflected total assets of $39,253,000 as of December 31, 1998, and total revenues of $60,393,000 and $53,822,000, respectively, for each of the two years in the period ended December 31, 1998. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Sulcus, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP
Detroit, Michigan
February 28, 2000, except
  for discontinued operations
  reclassifications and revisions,
  the date for which is July 19, 2000,
  and Note 10, the date for which is
  March 14, 2000

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders of
 Sulcus Hospitality Technologies Corp.


We have audited the consolidated balance sheet of Sulcus Hospitality Technologies Corp. as of December 31, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1998 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above (not presented separately herein) present fairly, in all material respects, the financial position of Sulcus Hospitality Technologies, Corp. as of December 31, 1998 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                                   Crowe, Chizek and Company LLP



Columbus, Ohio
March 26, 1999

                             ELTRAX SYSTEMS, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                 December 31,        December 31,
                                                                    1999                1998
                                                               ----------------    ----------------
ASSETS:
Current assets:
   Cash and cash equivalents                                   $        613,294    $      7,240,130
   Accounts receivable, net of allowance for doubtful
     accounts for $1,043,000 and $2,914,000                          18,053,692          23,216,686
   Inventories                                                          933,497           5,060,159
   Net assets held for sale, discontinued operations                 22,341,301                   -
   Other current assets                                                 952,291           4,093,846
                                                               ----------------    ----------------

     Total current assets                                            42,894,075          39,610,821


Property and equipment, net of accumulated depreciation and
   amortization of $1,878,000 and $6,794,000                          3,991,653           3,676,231
Capitalized software, net of accumulated amortization
   of $12,543,000                                                             -           7,787,225
Intangibles, net of accumulated amortization of
   $2,247,000 and $5,150,000                                          9,168,385          18,906,237
                                                               ----------------    ----------------

     Total assets                                              $     56,054,113    $     69,980,514
                                                               ================    ================
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
   Line of credit                                              $      9,468,882    $      3,998,203
   Accounts payable                                                   9,360,813           6,490,857
   Accrued compensation                                               1,880,876           1,326,570
   Accrued expenses                                                   3,733,730           5,211,320
   Unearned revenue and customer deposits                             4,283,039          11,081,890
   Current portion of long-term debt                                    389,587           2,748,836
                                                               ----------------    ----------------

     Total current liabilities                                       29,116,927          30,857,676

Long-term debt                                                           54,068           3,340,888
                                                               ----------------    ----------------

     Total liabilities                                               29,170,995          34,198,564

Shareholders' equity:
   Common stock $.01 par value, 50,000,000 shares authorized;
     23,808,415 and 23,834,436 shares issued and outstanding            238,086             238,345
   Additional paid-in capital                                        75,678,836          75,667,193
   Treasury stock, at cost, 144,273 shares                                    -            (387,221)
   Accumulated deficit                                              (49,033,804)        (39,195,705)
   Accumulated other comprehensive loss                                       -            (540,662)
                                                               ----------------    ----------------

     Total shareholders' equity                                      26,883,118          35,781,950
                                                               ----------------    ----------------

      Total liabilities and shareholders' equity               $     56,054,113    $     69,980,514
                                                               ================    ================

The accompanying notes are an integral part of these consolidated financial statements.

                            ELTRAX SYSTEMS, INC.,
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    For the years ended December 31,
                                                              1999                1998                1997
                                                         ---------------    -----------------   ----------------


Revenue                                                  $   61,684,652     $     52,604,715    $    49,934,139

Cost of revenue                                              41,708,579           39,480,766         41,328,951
                                                         ---------------    -----------------   ----------------
Gross profit                                                 19,976,073           13,123,949          8,605,188

Operating expenses:
  Direct expenses                                            17,885,190           11,852,597          9,859,921
  Research and development                                    1,391,911              306,654                  -
  Corporate and administrative                                4,438,187            2,262,103          2,368,033
  Amortization of intangibles                                 1,403,766              647,327            435,144
  Impaired asset charges                                              -                    -          5,713,721
  Reorganization costs                                          462,000                    -                  -
  Transaction costs                                             251,078                    -                  -
                                                         ---------------    -----------------   ----------------
    Total operating expenses                                 25,832,132           15,068,681         18,376,819
                                                         ---------------    -----------------   ----------------
    Operating loss from continuing operations                (5,856,059)          (1,944,732)        (9,771,631)

Interest income                                                  96,498              554,098          1,172,430
Interest expense                                               (279,670)            (194,088)          (277,473)
                                                         ---------------    -----------------   ----------------
  Loss from continuing operations before income taxes        (6,039,231)          (1,584,722)        (8,876,674)

Income tax (benefit) expense                                   (154,773)             179,770          1,315,970
                                                         ---------------    -----------------   ----------------
Loss from continuing operations                              (5,884,458)          (1,764,492)       (10,192,644)

Loss from discontinued operations, net of income taxes       (3,953,642)          (4,718,958)        (3,149,439)
                                                         ---------------    -----------------   ----------------
Net loss                                                     (9,838,099)          (6,483,450)       (13,342,083)
                                                         ===============    =================   ================

Net loss from continuing operations
  per common share basic and diluted                     $        (0.25)    $          (0.08)   $         (0.57)
                                                         ===============    =================   ================

Net loss from discontinued operations
  per common share-basic and diluted                     $        (0.16)    $          (0.21)   $         (0.18)
                                                         ===============    =================   ================

Net loss per common share-basic and diluted              $        (0.41)    $          (0.29)   $         (0.75)
                                                         ===============    =================   ================
Weighted average shares outstanding-basic and diluted        23,728,262           22,730,944         17,741,884
                                                         ===============    =================   ================

The accompanying notes are an integral part of these consolidated financial statements.

                             ELTRAX SYSTEMS, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                                                      Accumulated
                              Common Stock          Additional     Treasury Stock                         Other
                         ---------------------        Paid-in   -------------------      Accumulated   Comprehensive
                           Shares      Amount        Capital     Shares     Amount         Deficit         Loss          Total
                         ----------   --------     -----------  --------  ---------     ------------   ------------- ------------
BALANCE,
  December 31, 1996      17,046,027   $170,462     $54,050,056         -  $       -     $(19,111,445)   $(109,308)   $ 34,999,765

Net loss                          -          -               -         -          -      (13,342,083)           -     (13,342,083)
Change in unrealized
   gains on securities
   held for sale                  -          -               -         -          -                -        9,605           9,605
Foreign currency
   translation
   adjustment                     -          -               -         -          -                -     (387,800)       (387,800)
                                                                                                                     ------------
Comprehensive loss, net                                                                                               (13,720,278)
Distributions to
   shareholders                   -          -               -         -          -         (258,727)           -        (258,727)
Exercise of stock
   options                  164,711      1,647         487,590         -          -                -            -         489,237
Issuance of stock to
 consultants                  7,649         76          26,024         -          -                -            -          26,100
Exercise of stock
   warrants                 135,000      1,350         484,650         -          -                -            -         486,000
Issuance of common
   stock for
   acquisitions           1,925,768     19,258       7,387,393         -          -                -            -       7,406,651
Private Placement,
   net                    1,050,000     10,500       3,999,509         -          -                -            -       4,010,009
Retirement of shares
   received in
   litigation
   settlement              (100,000)    (1,000)       (449,000)        -          -                -            -        (450,000)
                         ----------   --------     -----------  --------  ---------     ------------    ---------    ------------

BALANCE,
   December 31, 1997     20,229,155   $202,293     $65,986,222         -  $       -     $(32,712,255)   $(487,503)     32,988,757
Net loss                          -          -               -         -          -       (6,483,450)           -      (6,483,450)
Change in unrealized
   losses on
   securities
   held for sale                  -          -               -         -          -                -       (8,750)         (8,750)
Foreign currency
   translation
   adjustment                     -          -               -         -          -                -      (44,409)        (44,409)
                                                                                                                     ------------
Comprehensive loss, net                                                                                                (6,536,609)
Exercise of stock
   warrants               1,716,667     17,167       7,357,833         -          -                -            -       7,375,000
Warrants issued in
   exchange for
   services                       -          -          30,000         -          -                -            -          30,000
Issuance of stock         1,423,614     14,235         158,788         -          -                -            -         173,023
Treasury stock
   purchases                      -          -               -  (144,273)  (387,221)               -            -        (387,221)
Encore acquisition          465,000      4,650       2,134,350         -          -                -            -       2,139,000
                         ----------   --------     -----------  --------  ---------     ------------    ---------    ------------

BALANCE,
  December 31, 1998      23,834,436   $238,345     $75,667,193  (144,273) $(387,221)    $(39,195,705)   $(540,662)     35,781,950
Net loss                          -          -               -         -          -       (9,838,099)           -      (9,838,099)
Foreign currency
   translation
   adjustment                     -          -               -         -          -                -      (95,760)        (95,760)
                                                                                                                     ------------
Comprehensive loss, net                                                                                                (9,933,859)
Issuance of stock           119,829      1,200         380,305         -          -                -            -         381,505
Retirement of treasury
   stock                   (144,273)    (1,443)       (385,778)  144,273    387,221                -            -               -
Warrants issued in
   exchange for
   services                       -          -          24,000         -          -                -            -          24,000
Payment in lieu of
   issuance of
   fractional shares         (1,577)       (16)         (6,884)        -          -                -            -          (6,900)
Reclassification of
  assets held for sale            -          -               -         -          -                -      636,422         636,422
                         ----------   --------     -----------  --------  ---------     ------------    ---------    ------------
BALANCE,
   December 31, 1999     23,808,415   $238,086     $75,678,836         -  $       -     $(49,033,804)   $       -   $ 26,883,118
                         ==========   ========     ===========  ========  =========     ============    =========    ============

The accompanying notes are an integral part of these consolidated financial statements.

                             ELTRAX SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             For the years ended December 31,
                                                                     1999                1998                   1997
                                                                 ------------        -------------          -------------
Operating Activities:
  Net loss                                                       $(9,838,099)        $ (6,483,450)          $(13,342,083)
  Adjustments to reconcile net loss to cash (used for)
    provided by operations:
      Amortization of capitalized software                         1,456,927            1,491,528              1,848,829
      Amortization of intangibles                                  2,204,870            1,650,034              1,228,020
      Depreciation                                                 1,357,061            1,486,435              1,061,170
      Impaired asset charge                                               -             2,270,000              5,713,721
      Adjustment to deferred income taxes                                 -             2,100,000              1,315,970
      Settlement of lawsuit                                               -                    -                (450,000)
      Accrued severance obligations                                       -                    -               1,538,000
      Gain on disposal of product line                                    -                    -                (188,000)
      Other                                                          (40,185)             (16,033)              (354,302)
      Changes in current operating items:
        Accounts receivable, net                                  (8,426,545)          (1,629,792)             1,889,005
        Inventories                                                 (127,677)           2,373,148               (190,037)
        Other current assets                                         294,296              (12,987)              (887,357)
        Accounts payable                                           6,739,195           (2,312,336)            (4,793,122)
        Accrued compensation                                       1,612,883               52,513                172,879
        Accrued expenses                                           1,564,379              405,000                106,580
        Unearned revenue and customer deposits                     2,654,606              435,609                (86,816)
                                                                 -----------         ------------          -------------
    Net cash (used for) provided by operating activities:           (548,289)           1,809,669             (5,417,543)
                                                                 -----------         ------------          -------------

Investing Activities:
  Cash paid in connection with acquisitions, net of cash
    acquired of $238,000 in 1998 and $457,000 in 1997                     -            (8,266,021)            (2,038,413)
  Proceeds from sale of short-term investments                            -                    -              12,218,000
  Proceeds from disposal of subsidiary, net of costs                      -                    -                 191,000
  Proceeds from sale of building                                          -                    -                 399,000
  Software development costs capitalized                          (2,078,734)          (1,741,848)            (1,568,000)
  Purchases of property and equipment                             (4,347,453)          (2,140,637)            (1,468,692)
                                                                 -----------         ------------          -------------
    Net cash (used for) provided by investing activities:         (6,426,187)         (12,148,506)             7,732,895
                                                                 -----------         ------------          -------------

Financing Activities:
  Proceeds from term loan                                                 -             4,000,000                     -
  Payments on long-term loan                                      (2,320,115)            (788,218)              (314,000)
  Proceeds (payments) on credit line, net                          2,324,725           (2,046,326)              (584,010)
  Proceeds from issuances of common stock and warrants, net          381,505            7,548,023              5,011,346
  Payments issued in lieu of fractional shares                        (6,900)                 -                      -
  Purchase of treasury stock                                              -              (387,221)
  Distributions to shareholders                                           -                    -                (258,727)
                                                                 -----------         ------------          -------------
    Net cash provided by financing activities:                       379,215            8,326,258              3,854,609
                                                                 -----------         ------------          -------------
Effects of exchange rate changes on cash                             (31,575)              (7,655)              (107,498)
     (Decrease) increase in cash and cash equivalents             (6,626,836)          (2,020,234)             6,062,463
                                                                 -----------         ------------          -------------

Cash and Cash Equivalents:
Beginning of period                                                7,240,130            9,260,364              3,197,901
                                                                 -----------         ------------          -------------
End of period                                                    $   613,294         $  7,240,130          $   9,260,364
                                                                 ===========         ============          =============

The accompanying notes are an integral part of these consolidated financial statements.

                              ELTRAX SYSTEMS, INC.
                   Notes to Consolidated Financial Statements


1.    Organization and Basis of Presentation

     Eltrax Systems, Inc. (the "Company") is a global provider of outsourced information technology solutions. The Company operates through two separate business units: the Technology Services Group ("TSG") and the Hospitality Services Group ("HSG"). On July 19, 2000, the board of directors of the Company formally determined to dispose of the Company's Hospitality Services Group.

     The TSG consists of three operating units that provide clients with integrated solutions: Technology Solutions, Customer Care Solutions and Application Services Provider. The Technology Solutions division designs and implements networks, develops and integrates custom applications and manages and maintains daily network operations. The Customer Care Solutions division services over 2,500 sites and consists of help desk/applications support and training/installation services. The ASP division provides Web-hosted software products.

     The HSG designs, manufactures, markets and services enterprise information products and services for the global hospitality industry. These products and services consist of application-specific software and hardware systems, supplemented by training, installation, maintenance, and call center support services. The HSG concentrates on three major areas: restaurant solutions, lodging solutions and energy management solutions. In addition to the HSG's software enterprise products and services and hardware products, HSG offers a wide variety of support services and products for its hotel and restaurant information systems. The HSG offers training, installation, call center support and maintenance contracts for all hospitality products. The operations of the HSG have been reflected as a discontinued operation in the consolidated statements of operations and in the accompanying notes.

     The consolidated financial statements include the accounts of Eltrax Systems, Inc. and its subsidiaries, including Sulcus Hospitality Technologies Corp. ("Sulcus") and Windward Technology Group, Inc. ("Windward"), which merged with the Company on March 26, 1999 and March 31, 1999, respectively (see
Note 3). These transactions were accounted for as poolings-of-interests. Prior financial statements have been restated to include the results of Sulcus and Windward for all periods presented.

     Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the current year presentation. These reclassifications had no effect on previously reported net loss or shareholders' equity.

2.    Summary of Significant Accounting Policies

Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              ELTRAX SYSTEMS, INC.
                   Notes to Consolidated Financial Statements

2.   Summary of Significant Accounting Policies - (continued)

Cash Equivalents

The Company considers all investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of commercial paper that is recorded at cost, which approximates market.

Inventories

     Inventories consist primarily of purchased components and are stated at the lower of cost or market. Cost is determined by using primarily the first-in, first-out method.

Property and Equipment

     Property and equipment, substantially consisting of furniture and equipment, are stated at cost. Depreciation is computed using the straight-line method over estimated useful lives, ranging from two to ten years. Upon retirement or disposal of furniture and equipment, the cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in income. Maintenance and repairs are charged to expense as incurred.

Capitalized Software

     Software development costs incurred prior to establishing technological feasibility are charged to operations and included in research and development costs. Software development costs incurred after establishing technological feasibility are capitalized. Purchased software has been developed by third parties to the stage of technological feasibility at the date of acquisition. Amortization of purchased and capitalized software is provided for when the product is available for general release to customers. The amortization is determined as the greater of the amount computed using the remaining estimated economic life of the product or the ratio that current gross revenues for a product bear to the total of current and anticipated revenues for that product. The software products are generally being amortized over three to seven years. The Company evaluates the carrying value of capitalized software based on current operating results and forecasts of undiscounted net cash flows expected from the respective software operating results. The Company's software development activity relates only to HSG. Accordingly, capitalized software has been included in net assets held for sale at December 31, 1999. Software development costs charged to operations have been included in discontinued operations on the accompanying statements of operations.

                              ELTRAX SYSTEMS, INC.
                   Notes to Consolidated Financial Statements


2.   Summary of Significant Accounting Policies - (continued)

Intangibles

     Intangible assets represent the excess of cost over the fair value of net tangible assets acquired and purchased customer lists. These assets are generally being amortized on a straight-line basis over estimated useful lives ranging from three to twenty years. Intangibles are evaluated for potential impairment of value whenever events or changes in circumstances indicate that full asset recoverability is questionable. Such evaluations consider current as well as anticipated operating results measured on the basis of undiscounted cash flows of the operation relative to the asset.

     Intangible assets consist of the following:

                                     Amortization
                                    Period (Years)      1999         1998
                                    --------------  -----------  -----------
     Goodwill                           10-20       $22,056,561  $22,056,561
     Installed customer base               3          2,000,000    2,000,000
                                                    -----------  -----------
                                                     24,056,561   24,056,561
     Less goodwill from discontinued
       operations                                    12,640,735
                                                    -----------
                                                     11,415,826
                                                    -----------
     Accumulated amortization                        (7,355,194)  (5,150,324)
     Less accumulated amortization
       from discontinued operations                  (5,107,753)
                                                    -----------  -----------
                                                     (2,247,441)
                                                    -----------
                                                    $ 9,168,385  $18,906,237
                                                    ===========  ===========

Income Taxes

     The Company accounts for income taxes under the provisions of the Financial Accounting Standards Board's Statement No. 109 ("SFAS 109"), "Accounting for Income Taxes" which requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided to reduce tax assets to an amount more likely than not to be realized.

Income tax expense includes U.S. and international income taxes. Non-U.S. subsidiaries compute taxes in effect in the various countries. Earnings of these subsidiaries may also be subject to additional income and withholding taxes when they are distributed as dividends. Undistributed earnings of non-U.S. subsidiaries are not material.

Revenue Recognition

     The Company recognizes revenue on sales of systems including software and hardware upon delivery or installation. Revenue for services such as installation and consulting is recognized as the service is performed. Revenue from software support and hardware maintenance agreements is recorded as deferred revenue and recognized ratably over the terms of the agreements. Included in accounts receivable are accrued revenues for sales and services performed and unbilled at the end of the year. These unbilled revenues, totaling approximately $1.2 million at December 31, 1999, for continuing operations, are generally billed shortly after the end of the year.

Foreign Currency Translation

     The financial statements of the Company's non-U.S. subsidiaries are measured in their local currency and then translated into U.S. dollars. All balance sheet accounts have been translated using the current rate of exchange at the balance sheet date. Results of operations have been translated using the average rates prevailing throughout the year. Translation gains or losses resulting from the changes in the exchange rates are accumulated in a separate component of shareholders' equity. These amounts have been included in the Company's discontinued operations.

                              ELTRAX SYSTEMS, INC.
                   Notes to Consolidated Financial Statements


2.   Summary of Significant Accounting Policies - (continued)

Fair Value of Financial Instruments

     Estimates of fair value are made at a specific point in time, based on relevant market prices and information about the financial instrument. The estimated fair values of financial instruments are not necessarily indicative of the amounts the Company might realize in actual market transactions. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents:  The carrying amounts reported in the balance sheet
-------------------------
for cash approximates their fair value.

Short and long-term debt:  The carrying amount of the Company's borrowings under
------------------------
floating rate debt approximates its fair value. Long-term fixed rate debt is not material.

At December 31, 1999 and 1998, the carrying amounts of all financial instruments approximate their fair values.

Net Income (Loss) Per Share

     The basic net income (loss) per common share is determined by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted net income per common share is determined by dividing diluted net income by the weighted average number of common shares and common stock equivalents outstanding. Common stock equivalents related to options and warrants have been excluded from the computation of diluted net income (loss) per common share because their inclusion would have had an antidilutive effect.

3.   Discontinued operations

     On July 19, 2000, the Company's board of directors formally approved the disposition of its Hospitality Services Group ("HSG"). The Company expects to sell HSG during fiscal year 2000. HSG is reported herein as a discontinued operation. The December 31, 1999, balance sheet and the consolidated statements of operations have been reclassified to segregate the net assets and operating results of the HSG business segment.

     Summary operating results of the discontinued operations are as follows:

                                             Years ended December 31
                                       1999           1998           1997
                                       ----           ----           ----
          Revenue                  $67,627,675    $62,139,128    $53,822,256
          Gross profit              32,653,838     30,608,375     25,824,386
          Operating loss            (3,315,664)    (2,259,327)    (2,721,043)
          Interest expense             458,722        358,631        428,396
          Income tax expense           179,256      2,101,000            -0-
          Loss from
           discontinued operations  (3,953,642)    (4,718,958)    (3,149,439)
          Comprehensive loss from
           discontinued operations  (4,049,402)    (4,763,367)    (3,537,239)

     Net assets held for sale at December 31, 1999, are as follows:

                    Current assets                       $ 20,691,138
                    Furniture and equipment, net            2,713,598
                    Capitalized software, net               8,370,404
                    Intangibles, net                        7,532,982
                    Current liabilities                   (17,603,243)
                    Accumulated other comprehensive loss      636,422

During 1998, the Company's discontinued operations recorded a $2.3 million charge for impaired assets consisting of the write-offs of $1.9 million for previously capitalized software development costs and $342,000 for certain goodwill.


4.   Mergers and Acquisitions

Sulcus Hospitality Technologies Corp.
--------------------------------------

On March 26, 1999, the Company issued 9,275,000 shares of its common stock in exchange for all of the outstanding common stock of Sulcus. Sulcus is a provider of proprietary software, point-of-sale systems, energy management products, and technology services primarily to the hospitality and restaurant industries. The merger with Sulcus was accounted for as a pooling-of-interests and, accordingly, the Company's consolidated financial statements have been restated to include the accounts and operations of Sulcus for all periods prior to the merger.

Windward Technology Group
-------------------------

    On March 31, 1999, the Company issued 1,375,000 shares of its common stock in exchange for all of the outstanding common stock of Windward. Windward focuses on the application development service market, with added networking and network management solutions. The merger with Windward was accounted for as a pooling-of-interests and, accordingly, the Company's consolidated financial statements have been restated to include the accounts and operations of Windward for all periods prior to the merger.

                              ELTRAX SYSTEMS, INC.
                   Notes to Consolidated Financial Statements


4.  Mergers and Acquisitions - (Continued)

Encore Systems, Inc.
--------------------

     Effective September 1, 1998 the Company acquired Encore Systems, Inc. ("Encore"), Global Systems and Support, Inc. ("GSSI"), and Five Star Systems, Inc. ("Five Star") (collectively "Encore"). Encore provides software and services primarily to the hospitality industry. The Company paid the shareholders of Encore cash of $8.5 million as well as 465,000 unregistered shares of the Company's common stock. The total consideration paid was approximately $11.0 million including transaction costs. The common stock was valued at $4.60 a share representing the market value of the shares upon announcement of the transaction.

     Additional cash payments are also due to the Encore shareholders beginning in 2002 if a specific customer is still using existing software and paying Encore for ongoing maintenance services on that software. The contingent payment would be approximately 10% of the maintenance contract amount. As it is not possible to estimate what, if any, payment would be due, no such amounts have been recognized. However, if amounts are paid, this additional purchase price will be recorded as an intangible asset and amortized over the estimated life of the aforementioned service arrangement.

     The transaction was accounted for as a purchase and, accordingly, the results of Encore are included in the Company's financial statements from September 1, 1998. Intangibles resulting from the transaction were approximately $12.3 million, allocated as follows: $4.0 million to software products acquired, $2.0 million to the installed customer base and workforce with the remainder of $6.3 million to goodwill.

Senercomm, Inc.
---------------

     In December 1997, prior to the Company's merger with Sulcus, Sulcus acquired Senercomm, Inc. ("Senercomm") for approximately $2.2 million. Senercomm designs, manufactures and sells in-room information systems that are used to gather guest data and environmentally control the condition maintained within a hotel room. The purchase price consisted of $500,000 of Sulcus common stock, $500,000 cash paid at closing, and the balance of approximately $1.2 million payable in three equal annual installments including interest at the rate of eight percent. The acquisition was accounted for as a purchase and, accordingly the results of Senercomm are included in the Company's financial statements from January 1, 1998. The purchase price was allocated to identifiable assets of working capital and the remaining balance of $2.0 million to purchased software.

DataComm Associates, Inc. and Midwest Telecom Associates, Inc.
--------------------------------------------------------------

     On October 31, 1997, the Company acquired the outstanding common stock of DataComm Associates, Inc. ("DataComm") and Midwest Telecom Associates, Inc. ("Telecom") for 500,000 unregistered shares of the Company's common stock. DataComm provides data networking products and services. These acquisitions were accounted for as purchases and, accordingly, the results of DataComm and Telecom are included in the Company's financial statements from November 1, 1997. The total purchase price was approximately $2.2 million (including transaction costs). The value assigned to the Company's unregistered common stock issued in the acquisition was 35% below the price at which the Company's registered shares were then trading. This discount represented management's estimate of the value of the unregistered shares. The Company recorded goodwill of approximately $1.3 million in connection with the acquisitions.

                              ELTRAX SYSTEMS, INC.
                   Notes to Consolidated Financial Statements


4.  Mergers and Acquisitions - (Continued)

Hi-Tech Connections, Inc.
-------------------------

     Effective August 1, 1997, the Company acquired the outstanding stock of Hi-Tech Connections, Inc. ("Hi-Tech") for 169,999 shares of the Company's common stock (which included 20,000 shares issued to a third party for certain expenses incurred in the transaction). Hi-Tech provides data networking products and services. Under the terms of the agreement, 750,000 additional unregistered shares were issued in March 1998 based on the earnings generated by Hi-Tech during the six month period ended December 31, 1997. The accompanying financial statements have reflected the additional shares as if issued at December 31, 1997. The acquisition has been accounted for as a purchase and, accordingly, the results of Hi-Tech operations are included in the Company's consolidated financial statements from August 1, 1997. The total purchase price was approximately $3.2 million (including transaction costs). The value assigned to the Company's unregistered common stock issued in the acquisition was 35% below the price at which the Company's registered shares were then trading. This discount represented management's estimate of the value of the unregistered shares. The Company recorded goodwill of approximately $3.2 million in connection with the acquisition.

Four Corners Technology, Inc.
-----------------------------

     On July 1, 1997, the Company acquired the outstanding stock of Four Corners Technology, Inc. ("Four Corners") for 400,000 unregistered shares of the Company's common stock. Four Corners provides data networking products and services. The acquisition has been accounted for as a purchase and, accordingly, the results of Four Corners' operations are included in the Company's consolidated financial statements from July 1, 1997. The total purchase price was approximately $1.9 million (including transaction costs). The value assigned to the Company's unregistered common stock issued in the acquisition was 35% below the price at which the Company's registered shares were then trading. This discount represented management's estimate of the reduced value of the unregistered shares. The Company recorded goodwill of approximately $1.6 million in connection with the acquisition.

EJG Techline, Incorporated
--------------------------

     On May 14, 1997, the Company issued 230,000 unregistered shares of its common stock in exchange for all of the outstanding common stock of EJG Techline, Incorporated ("Techline"). Techline provides data networking products and services. The merger with Techline was accounted for as a pooling-of-interests and, accordingly, the Company's consolidated financial statements have been restated to include the accounts and operations of Techline for all periods prior to the merger and to eliminate intercompany sales prior to the merger.

MST Distribution
----------------

     On January 31, 1997, Atlantic Network Systems, Inc., a wholly-owned subsidiary of the Company acquired certain assets of MST Distribution ("MST"). The purchase price, including transaction costs, was approximately $2.0 million. The acquisition was accounted for as a purchase and the Company recorded $1.4 million of goodwill in connection with the acquisition. Goodwill of approximately $1.3 million was written off in the fourth quarter of 1997 due to the Company's decision to focus on end user customers and to eliminate sales to the majority of the MST customer base.

                              ELTRAX SYSTEMS, INC.
                   Notes to Consolidated Financial Statements


4.  Mergers and Acquisitions - (Continued)

Datatech
--------

     The Company purchased Datatech in 1996. As a result of events, which occurred at Datatech in 1997, the Company determined that there was a permanent impairment in the fair value of the goodwill recorded in connection with the purchase and wrote-off the remaining balance of the Datatech goodwill, approximately $4.4 million. The Company decided to change its focus from the remaining Datatech customer base and close the Datatech facility in early 1998.

The following table summarizes the combined and separate unaudited results of the Company, Sulcus and Windward for the period beginning on January 1, 1999, and ending on the dates of the poolings of Sulcus and Windward.

                      ----------------------------------------------------------------
                            Eltrax          Sulcus         Windward         Total
                      ----------------------------------------------------------------
Revenue                    $13,216,449     $14,855,124     $1,617,698     $29,689,271

Net loss                   $(5,800,557)    $  (161,057)    $ (149,600)    $(6,111,214)



The following table summarizes the combined and separate results of the Company, Sulcus and Windward for the years ended December 31, 1998 and 1997. The 1998 and 1997 results included in the statements of operations have been restated to include the results of Sulcus and Windward.

                                                 For the years ended
                                                    December 31,
                                      -----------------------------------
                                              1998                1997
                                      -----------------------------------
Revenue:
  Eltrax, as previously reported        $ 50,662,787        $ 49,934,139
  Sulcus                                  60,392,989          53,822,256
  Windward                                 3,687,967                  --
                                        ------------        ------------
    Total revenue                       $114,743,743        $103,756,395
                                        ============        ============


                                                 For the years ended
                                                    December 31,
                                      ---------------------------------------
                                              1998                1997
                                      ---------------------------------------
Net income (loss):
  Eltrax, as previously reported          $(2,522,349)        $(11,332,343)
  Sulcus                                   (4,190,750)          (2,009,740)
  Windward                                    229,649                   --
                                          -----------         -------------
    Total net loss                        $(6,483,450)        $(13,342,083)
                                          ===========         =============

                             ELTRAX SYSTEMS, INC.
                  Notes to Consolidated Financial Statements


5. Reorganization Costs

     In connection with the Company's mergers with Sulcus and Windward, and the relocation of Company headquarters to Atlanta, the Company has recorded significant reorganization costs in 1999. These charges were based upon Management's plans established in the first quarter of 1999, and completed by December 31, 1999, and consist of the following items:

                                 Reorganization      Amount Accrued at
                                     Costs           December 31, 1999
                                 --------------      -----------------
Severance and related costs        $1,846,000             $      -
Facility costs                      1,138,000              305,000
Recruiting and relocation             462,000                    -
Program closure costs                 716,000                    -
Other                                 469,900              107,000
                                   ----------             --------
                                   $4,631,900             $412,000
                                   ==========             ========

     The severance and related costs are attributable to approximately 37 employees who have been terminated by the Company. These costs include approximately $722,000 paid by Sulcus to a former executive of Sulcus to settle obligations under an employment agreement.

     The facility costs represent the costs for leased facilities that will not be utilized for their full terms. The leases include the former Sulcus corporate headquarters and a portion of the Sulcus office used for research and development activities.

     The recruiting and relocation costs relate to the relocation of the Company's headquarters to Atlanta and organizational changes resulting from the mergers.

     The Company also determined during the first quarter to discontinue development of certain products, including the Legacy products previously being developed at Sulcus. Program closing costs include the write-off of $167,000 in previously capitalized software costs and a $350,000 settlement of a royalty claim related to the discontinued Sulcus Legacy products.

     Included in other costs is the write-down of assets affected by the Company's change in product focus as a result of the reorganization.


6. Shareholders' Equity

Preferred Stock

     The Company originally authorized 1,000,000 shares of Preferred Stock, 30,000 of which were designated as Series A convertible Preferred Stock (the "Preferred" Stock). All 30,000 shares of the Preferred Stock have been converted into 300,000 shares of the Company's common stock. There were no outstanding shares of the Preferred Stock at December 31, 1999 and 1998. Currently, there are 970,000 shares of undesignated Preferred Stock which are authorized but unissued.

                              ELTRAX SYSTEMS, INC.
                   Notes to Consolidated Financial Statements


6.   Shareholders' Equity - (continued)

Litigation Settlement

     During the fourth quarter of 1997, the Company settled certain litigation with the prior owners of Datatech. The settlement resulted in a payment of $20,000 and 100,000 shares of the Company's Common Stock to the Company. These shares have been reflected as retired in the accompanying financial statements. The total payment, valued at $470,000, represented the reimbursement by the prior owners of certain selling, general and administrative expenses.

Stock Warrants

     In connection with various financing and acquisition transactions, and related services provided to the Company, the Company has issued warrants to purchase the Company's Common Stock. A summary of warrants outstanding at December 31, 1999, is as follows:

                                     Number       Exercise
Year Issued                        of Warrants     Price       Expiration
---------------------------------  -----------  ------------  ------------
Nine months ended
   December 31, 1996                 275,000     $5.25-$6.00  October 2006
Year ended December 31, 1997         265,000     $5.00-$6.00  January 2007
                                     -------

     Total warrants outstanding      540,000
                                     =======

     The warrants are vested as of December 31, 1999, except for 172,500 warrants which will vest upon the attainment of certain common stock prices and the continuance of services provided.

     During 1997 100,000 of the warrants issued during the nine-month period ending December 31, 1996 were re-priced from $6.00 to $5.25.

     In 1998, warrants for 1,716,667 shares were exercised, including 1,050,000 shares related to a Private Placement. The proceeds in 1998 from warrant exercises were $7.4 million. Warrants for 135,000 shares were exercised in 1997 resulting in proceeds to the Company of $486,000.

                              ELTRAX SYSTEMS, INC.
                   Notes to Consolidated Financial Statements


7. Stock Based Compensation Plan

     The Company grants stock options under a stock-based incentive compensation plan (the "Plan"). The Company applies APB Opinion 25 and related Interpretations in accounting for the Plan. In 1995, the FASB issued FASB Statement No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") which, if fully adopted by the Company, would change the methods the Company applies in recognizing the cost of the Plan. Adoption of the cost recognition provisions of SFAS 123 is optional and the Company has decided not to elect these provisions of SFAS 123. However, pro forma disclosures as if the Company adopted the cost recognition provisions of SFAS 123 in 1995 are required by SFAS 123 and are presented below.

     Under the Plan, the Company is authorized to issue shares of Common Stock pursuant to "Awards" granted in various forms, including incentive stock options (intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended), non-qualified stock options, and other similar stock-based Awards. The Company granted stock options in 1999 under the Plan in the form of incentive stock options.

Stock Options

     The Company granted stock options in 1999 to employees. The stock options granted in 1999 have contractual terms of 10 years. The majority of options granted to the employees have an exercise price equal to the fair market value of the stock at grant date. The majority of options granted in 1999 vest one-fourth each year, beginning on the date of grant.

     A summary of the status of the Company's stock options granted to employees as of December 31, 1999, December 31, 1998, and December 31, 1997 and the changes during the year ended on these dates is presented below:

Employee Stock Options

                                                   1999                         1998                         1997
                                         -----------------------      -----------------------      -----------------------
                                          Number of     Weighted       Number of     Weighted       Number of     Weighted
                                          Shares of      Average       Shares of      Average       Shares of      Average
                                         Underlying     Exercise      Underlying     Exercise      Underlying     Exercise
                                           Options       Prices         Options       Prices         Options       Prices
                                         ----------     --------      ----------     --------      ----------     --------
Outstanding at beginning of the year      3,356,637      $ 4.17        2,533,046      $ 4.04        1,555,066      $ 4.27
Granted                                   1,834,500        4.00        1,588,953        4.54        2,436,228        4.50
Exercised                                   116,268        3.24           14,232        3.09          139,609        3.26
Forfeited                                 1,010,910        4.39          751,130        4.61        1,318,639        5.94
Expired                                       5,752       17.39                0           -                0           -
Outstanding at end of year                4,058,207        3.07        3,356,637        4.17        2,533,046        4.04
Exercisable at end of year                2,314,801        3.43        2,148,559        4.17        1,464,747        3.93
Weighted-average fair value of all
  options granted                                          2.47                         3.14                         2.76

                              ELTRAX SYSTEMS, INC.
                   Notes to Consolidated Financial Statements


7.  Stock Based Compensation Plan - (continued)

     The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

     Assumption                   1999         1998             1997
     Expected Term                5.00         5.00        1.00 to 5.00
     Expected Volatility         69.16%      30% - 60%       30% - 60%
     Expected Dividend Yield      0.00%        0.00%            0.00%
     Risk-Free Interest Rate      5.53%     5.3% to 6.0%        6.0%


     The following table summarizes information about employee stock options outstanding at December 31, 1999:

                      Options Outstanding                               Options Exercisable
                  ---------------------------                      ---------------------------
 Range of         Number            Wgtd. Avg.    Wgtd. Avg.        Number           Wgtd. Avg.
 Exercise         Outstanding       Exercise      Remaining         Exercisable      Exercise
 Prices           at 12/31/99       Price         Contr. Life       at 12/31/99      Price
--------------    ------------     ----------     -----------      ------------     ----------
$0.38 to  3.07       721,996         $1.99            6.37            561,858          $1.69
 3.19 to  3.86     1,044,746          3.69            9.07            276,041           3.71
 3.88 to  4.44     1,020,134          4.07            9.18            358,247           4.12
 4.50 to  7.68     1,271,331          5.50            7.83          1,118,655           5.46
--------------     ---------         -----            ----          ---------          -----
$0.31 to $7.68     4,058,207         $4.05            8.23          2,314,801          $4.13

                              ELTRAX SYSTEMS, INC.
                   Notes to Consolidated Financial Statements


7. Stock Based Compensation Plan - (continued)

     Had the Company used the fair value-based method of accounting for its stock option and incentive plans beginning on April 1, 1996 and charged compensation cost against income, over the vesting period, based on the fair value of options at the date of grant, the net loss and net loss per common share for the years ending December 31, 1999, 1998 and 1997, would have been increased to the following pro forma amounts:

                                              Years Ended December 31,
                                     ------------------------------------------
                                          1999          1998           1997
                                     ------------------------------------------
Net Loss
     As reported                     $ (9,838,000)  $(6,483,000)  $(13,342,000)
     Pro forma                        (11,139,000)   (9,389,000)   (17,095,000)

Net Loss per Common Share
     As reported                     $      (0.41)  $     (0.29)  $      (0.75)
     Pro forma                              (0.47)        (0.41)         (0.96)

8.  Leases

     As Lessor

     The Company's discontinued operation has a sales-type lease program with a finance company whereby it receives 100% of the discounted minimum lease payments at inception of the lease, assigns the lease payments to the finance company, grants the finance company a security interest in the leased equipment and accepts certain recourse liability in event of default by the lessee. The Company retains ownership in the residual value of the leased property and has recorded a reserve for the estimated liability under the recourse agreement. The following table sets forth net investment in these financed sales-type leases:

In thousands
December 31,                     1999     1998
------------------------------  ------   ------
Estimated residual value of
   Leased property              $1,783  $1,820

Unearned income                   (216)   (245)
                                ------  ------
  Net investment in financed
     Sales-type leases          $1,567  $1,575
                                ======  ======

                              ELTRAX SYSTEMS, INC.
                   Notes to Consolidated Financial Statements


8.  Leases - (continued)

     As Lessor - (continued)

     At December 31, 1999, the Company has accrued $478,000 representing estimated amounts contingently payable related to sales-type leases financed under this agreement. Since the inception of the program in 1995, actual losses from recourse provisions have been $1.1 million. The amount of lease payments assigned and the contingent liability under the recourse agreements are approximately $8.7 million and $1.6 million, respectively, at December 31, 1999.

     As Lessee

     The Company leases office space and certain equipment under operating leases which expire at various dates through 2012 with some leases containing options for renewal. Rent expense under these leases for continuing operations was $1.2 million, $602,000 and $464,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

As of December 31, 1999, approximate future commitments under operating leases of continuing operations in excess of one year are as follows:

                   2000          $ 1,713,000
                   2001            1,617,000
                   2002            1,511,000
                   2003            1,489,000
                   2004            1,476,000
                   thereafter      7,437,000
                                 -----------
                   Total         $15,243,000
                                 ===========

9.  Income Taxes

     The significant components of income taxes are as follows:

                                 Years Ended December 31,
                         ------------------------------------
                            1999         1998         1997
                         ------------------------------------
Income Taxes
   Currently Payable     $(154,773)    $179,770    $        -
   Deferred                      -            -     1,315,970
                         ---------     --------    ----------
Income Tax Expense       $(154,773)    $179,770    $1,315,970
                         =========     ========    ==========

     A reconciliation of the statutory U.S. federal income tax rate to the Company's effective tax was as follows:

                                                    Years Ended December 31,
                                               --------------------------------
                                                1999        1998         1997
                                               --------------------------------
Statutory U.S. rate                            (34.0)%     (34.0)%      (34.0)%
State income taxes, net of federal benefit      (3.4)       (4.0)        (4.0)
Non-deductible goodwill                          4.5         8.9         18.2
Non-deductible merger costs                      8.7           -            -
Effect of valuation allowance                   21.6        40.4         34.6
                                               -----        ----        -----
                                                (2.6)%      11.3%        14.8%
                                               =====        ====        =====

                              ELTRAX SYSTEMS, INC.
                   Notes to Consolidated Financial Statements


9.  Income Taxes - (continued)

     Deferred income taxes are recognized to reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax assets are as follows:

                                          December 31,
                                       1999         1998
                                    -----------  -----------
     Deferred tax assets and
       (liabilities):
     Net operating loss
        carryforwards               $ 2,569,000  $11,644,000
     Discontinued                    11,569,000
     Capital loss
        carryforwards                   230,000      206,000
     Research and development
        credits                          15,000    1,232,000
     Unearned revenue                 1,092,000      977,000
     Reserves                         1,013,000    1,425,000
     Compensation accruals              637,000    1,398,000
     Cash to accrual adjustments              -     (121,000)
     Capitalized software costs               0   (1,521,000)
     Valuation allowance            (17,125,000) (15,240,000)
                                    -----------  -----------
       Net deferred tax asset       $         -  $         -
                                    ===========  ===========

     The valuation allowance for deferred tax assets as of December 31, 1999, was approximately $17,125,000. The change in the total valuation allowance for 1999 and 1998 resulted primarily from increases in the above described temporary differences on which a valuation allowance was provided.

     At December 31, 1999, the Company had net operating loss ("NOL") carry-forwards of approximately $33.7 million of which $25.9 million is attributable to discontinued operations, a portion of which are subject to certain limitations under the Internal Revenue Code Section 382, and other business tax credits of approximately $1.2 million attributable to discontinued operations. If not utilized, the NOL's will begin expiring in years 2001 through 2019.

10.  Impaired Asset Charges

     During 1997, the Company recorded a $5.7 million charge for impaired assets consisting of i) the write-off of goodwill of approximately $1.3 million due to the Company's decision to eliminate sales to the majority of the MST customer base, and ii) the write-off of goodwill of approximately $4.4 million due to the Company's decision to close the Datatech facility in early 1998.

                              ELTRAX SYSTEMS, INC.
                   Notes to Consolidated Financial Statements


11.  Financing Arrangements

     On March 14, 2000, the Company entered into a $20,000,000 revolving credit agreement (the "Credit Agreement") with PNC Bank, National Association (the "Bank"), and then took advances under the Credit Agreement to repay its existing lines of credit and certain term notes.

     The Credit Agreement is collateralized by substantially all of the Company's assets. At the Company's option, advances under the Credit Agreement may be made as either Domestic Rate Loans or Eurodollar Rate Loans. Interest on Domestic Rate Loans is computed at .5% above the Bank's Base Rate, while interest on Eurodollar Rate Loans are computed at 2.5% above the Eurodollar Rate. At December 31, 2000, interest rates may change by .25% depending on fixed charge coverage levels. The Credit Agreement provides for up to $3,000,000 in letters of credit. Advances are limited by a formula based on eligible receivables, certain cash balances, outstanding letters of credit and certain subjective limitations. Interest payments are due monthly, and the Credit Agreement expires March 2003. The Credit Agreement includes fees of 3% on outstanding letters of credit and .25% on available borrowings.

     The Company has reclassified its December 31, 1999, debt balances in accordance with the terms of the Credit Agreement. Financing arrangements at December 31, 1999 and 1998, as reclassified, are as follows:

                                             1999             1998
                                          ----------       ----------
Outstanding indebtedness
  under Revolving Credit Agreement        $9,468,882       $3,998,203
                                          ==========       ==========
Term loan payable                         $        -        3,666,667
Notes payable                                      -        1,173,656
Other                                        623,655        1,249,401
                                          ----------       ----------

Total                                     $  623,655       $6,089,724
Less indebtedness from
  discontinued operations                    180,000
Less current portion                         389,587        2,748,836
                                          ----------       ----------
                                          $   54,068       $3,340,888
                                          ==========       ==========

     Additional eligible borrowings under the Credit Agreement at December 31, 1999, would have been approximately $3.7 million. Under the terms of the Credit Agreement, the Company is required to meet increasing quarterly cash flow requirements, cannot declare dividends or incur additional indebtedness and has annual capital expenditure limits. At December 31, 1999, the Company was not in compliance with certain financial and operating covenants on the former line of credit borrowings that were subsequently refinanced under the Credit Agreement.


12.  Savings and Retirement Plan

     The Company sponsors a 401(k) savings and retirement plan which is available to all eligible employees. Under the plan, the Company may make a discretionary matching contribution. Discretionary matching contributions were approximately $99,000, $101,000 and $52,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

                              ELTRAX SYSTEMS, INC.
                   Notes to Consolidated Financial Statements


13.  Segment Information

       All of the Company's continuing operations operate in only one segment; the Technology Services Group. The Technology Services Group consists of three operating units:

       .   Technology Solutions, which provides strategic assessment, application and network design, custom application development and integration, network management, support and maintenance.

       .    Customer Care, which provides 7X24 help desk support and training and installation services for the solutions the Company has developed and implemented.

       .   Application Services Provider, which provides application outsourcing and remote delivery of applications including network and application management.

       The following table reconciles services and products revenue and costs of revenue to the consolidated statements of operations


                                                                     For the years ended December 31,
                                                                 1999               1998              1997
                                                             ------------       ------------     -----------
Revenue:
  Technology Services Group:
    Services                                                 $ 24,256,843       $ 10,315,258      $        --
    Products                                                   37,427,809         42,289,457       49,934,139
                                                             ------------       ------------      -----------
      Total Technology Services Group revenue                $ 61,684,652       $ 52,604,715      $49,934,139
                                                             ============       ============      ===========
Cost of revenue:
  Technology Services Group
    Services                                                 $ 11,339,962       $  6,409,692      $        --
    Products                                                   30,368,617         33,071,074       41,328,951
                                                             ------------       ------------      -----------
      Total Technology Services Group cost of revenue        $ 41,708,579       $ 39,480,766      $41,328,951
                                                             ============       ============      ===========

                             ELTRAX SYSTEMS, INC.
                  Notes to Consolidated Financial Statements

14.  Cash Flow Data

Supplemental Cash Flow information is as follows:

                                                                 For the years Ended December 31,
                                                         1999                1998                  1997
                                                     -------------------------------------------------------
Non cash investing and financing
 activities:
  Common stock consideration for acquisitions:
   Encore Group - issuance of 465,000 shares                             $ 2,139,000
   Four Corners - issuance of 400,000 shares                                                   $ 1,885,000
   Hi-Tech - issuance of 919,999 shares                                                          3,091,965
   DataComm - issuance of 488,000 shares                                                         1,883,375
   Telecom - issuance of 12,000 shares                                                              46,331
   Senercomm - issuance of 105,769 shares                                                          500,000

 Issuance of note payable as evidence of
   severance liability                                                                           1,245,000

 Issuance of warrants in exchange for services       $ 24,000                 30,000
                                                     --------
 Issuance of stock to consultants and others            4,965                 26,000                26,100

 Change in unrealized gain (loss) on securities
   held for sale                                                              (8,750)                9,605

 Liabilities assumed in conjunction with business
   acquisitions were:
   Fair value of assets acquired                                         $14,709,090           $12,519,419
   Consideration paid                                                     11,005,013             7,731,832
                                                                         -----------           -----------
   Liabilities assumed                                                   $ 3,704,077           $ 4,787,587
                                                                         ===========           ===========

 Supplemental disclosure of cash flow information:
    Interest paid                                    $743,035            $   541,137           $   673,202
                                                     ========            ===========           ===========
    Income taxes paid                                $463,683            $   307,703           $    92,000
                                                     ========            ===========           ===========

                             ELTRAX SYSTEMS, INC.

                 SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS

                                                             Additions
                                                    ---------------------------
                                    Balance at       Charged to                                          Balance at
                                    beginning        costs and       Allowances                           end of
Description                         of period         expenses       acquired         Deductions          period
-----------                       -------------     ------------    -----------       ----------        ------------
Allowances for doubtful accounts:
  1999                             $(2,914,000)      $(3,568,000)    $      --         $5,439,000        $(1,043,000)
  1998                              (2,888,000)       (1,639,000)     (150,000)         1,763,000         (2,914,000)
  1997                              (2,590,000)       (1,424,000)     (151,000)         1,277,000         (2,888,000)